UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2015

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2015, CDI Corp. (the “Company”), certain domestic subsidiaries of the Company, specifically CDI Corporation, CDI-Infrastructure, LLC, CDI Marine Company, LLC, CDI-M&T Company, LLC, EdgeRock Technologies, LLC, Management Recruiters International, Inc. and MRI Contract Staffing, Inc. (collectively with the Company, the “US Borrowers”), certain Canadian subsidiaries of the Company, specifically CDI Professional Services, Ltd. and MRI Contract Staffing - Canada, Ltd. (collectively, the “Canadian Borrowers”), and certain UK subsidiaries of the Company, specifically CDI AndersElite Limited and CDI Corporation (International) Limited (collectively, the “UK Borrowers” and together with the US Borrowers and the Canadian Borrowers, the “Borrowers”), entered into an agreement for a secured lending facility (the “Credit Agreement”) with Bank of America, N.A., Bank of Montreal and Wells Fargo Bank, National Association and its Canadian affiliate, as the lenders, and Bank of America, N.A. as the administrative agent, swing line lender and letter of credit issuer (the “Bank”).

The Credit Agreement established a $150,000,000 revolving line of credit facility (including an optional ability to expand the facility by $75,000,000 if the lenders agree to provide the loan), with a five-year term ending on October 30, 2020. The facility is comprised initially of three subfacilities with $122,500,000 available to the US Borrowers, $15,000,000 available to the Canadian Borrowers and $12,500,000 available to the UK Borrowers. It also includes a $30,000,000 sublimit for swingline loans and a $20,000,000 sublimit for letters of credit. Borrowings under the Credit Agreement may be used by the Company and the other Borrowers for general business purposes including capital expenditures and permitted acquisitions and investments.

The facility’s availability is tied to a borrowing base, measured by 85% of eligible billed accounts receivable, plus 80% of eligible unbilled accounts receivable, less customary reserve amounts; provided however that the portion of the borrowing base consisting of 80% of the eligible unbilled accounts receivable may not exceed 30% of the sum of (i) 85% of the eligible billed accounts receivable, plus (ii) 80% of the eligible unbilled accounts receivable. Certain customary ineligible accounts, including those determined by the Bank in its reasonable credit judgment, are excluded from the borrowing base. If the total loans outstanding exceed the borrowing base, then the excess must be repaid to the lenders.

The Borrowers’ obligations under the Credit Agreement are secured by a first lien security interest in all of the Borrowers’ personal property (subject to customary exceptions), including, among other things, accounts receivable, equity interests, deposit accounts, intellectual property, and leased properties where books and records are kept.

Interest on borrowings under the facility is based on either (i) LIBOR plus an applicable margin (tied to the Borrowers’ excess availability under the facility) of 1.25% to 1.75% or (ii) the Federal Funds Rate/Bank’s Prime Rate plus an applicable margin of 0.25% to 0.75%, as selected by the applicable Borrower with respect to each borrowing. There are customary fees associated with the facility including an unused commitment fee of 0.25% per annum on the daily amount of unused commitments.

The Credit Agreement contains customary affirmative covenants, including with regard to financial reporting. The Credit Agreement also contains restrictive covenants (subject to customary permitted baskets) which limit the Company with respect to, among other things, creating liens on its assets, incurring indebtedness, acquisitions, investments, mergers and consolidations, dividends, stock repurchases, disposition of assets and changing its line of business. The Credit Agreement also contains a financial covenant which requires the Company’s fixed charge coverage ratio to exceed 1.0 to 1.0 if excess liquidity drops below an agreed threshold. The preceding financial covenant terms are further defined in the Credit Agreement.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description above is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the execution of the new Credit Agreement described under Item 1.01 above, the Credit Agreement dated November 30, 2012, among Bank of America, N.A. (along with certain other lenders) and the Company (along with certain of its subsidiaries) was terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth above under Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Credit Agreement dated October 30, 2015 among CDI Corp. and several of its subsidiaries and Bank of America, N.A. and the other lenders thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Brian D. Short
Brian D. Short
Executive Vice President,
Chief Administrative Officer
and General Counsel

Date: November 4, 2015

EXHIBIT INDEX

Number	Description

10.1	Credit Agreement dated October 30, 2015 among CDI Corp. and several of its subsidiaries and Bank of America, N.A. and the other lenders thereunder.